                                                                      Exhibit 28

                         [LETTERHEAD OF TheProvoGroup]

                               November 15, 1995



           RE: DIVALL INSURED INCOME FUND L.P. (THE "PARTNERSHIP") THIRD QUARTER 1995 DISTRIBUTION CORRESPONDENCE

Dear Limited Partner:

     Enclosed please find the following:

     1. Your Third Quarter 1995 distribution check amounting to approximately $14.00 per unit representing both cash flow from operations as well as "net" cash activity from financing and investing activities, as presented on the Statements of Income and Cash Flow Changes;

     2. Statements of Income and Cash Flow Changes for the three month period ended September 30, 1995 and the projection for the remaining Fourth Quarter of 1995 Distribution Period;

     3.   Property Summary with current updates as of September 30, 1995; and

     4.   Biographical Summaries for new Advisory Board Members.


THIRD QUARTER 1995 DISTRIBUTION

     As projected, the Partnership is distributing $350,000 for the period ended September 30, 1995.

     The $350,000 total distribution paid for the third quarter represents an annualized return of approximately 6.0% on the Partnership's "NET" REMAINING INITIAL INVESTMENT of $23,236,000 as shown on page 6.


STATEMENTS OF INCOME AND CASH FLOW CHANGES

     The enclosed Statements of Income and Cash Flow Changes present results of operations and related changes in cash flow for the third quarter ended September 30, 1995. The Partnership had net income of $267,000 which was $4,000 more than projected, based on revenues of $504,000 and expenses of $237,000.

     The most significant cash flow variances from our projections are as follows:

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME FUND L.P.
November 15, 1995
Page 2


     1. The Partnership's current assets increased by $95,000 more than projected which primarily represented the rents receivable due at September 30, 1995. It is important to note that the rents receivable balance due at quarter-end is reflective of late rental payments, which in most cases were received shortly after the quarter closed.

          The tenants of concern for the Partnership - referred to as delinquent
          - are those tenants who are at least 30 days late with their rental payments. The delinquent tenants this quarter include Bysom Enterprises (multiple Popeye's restaurants) and Terratron, Inc. (Hardee's restaurant). Please refer to the "Property Summary" section for further discussion on these tenants and their delinquencies.

     2. Partnership "Investigation and Restoration Expenses" were $25,000 higher than budgeted for the three-month period ended September 30, 1995. This increase was due to the accrual of unbilled out-of-pocket expenses and payment of expert witness fees related to the Partnerships' lawsuit against Ernst & Young and Quarles & Brady.

          The majority of these costs are expected to be paid upon final settlement of the lawsuit, however, fees for expert witnesses are paid as they are incurred. (It should be noted that these expert witness fees will continue throughout our final phase of trial preparation, as well as the trial, which has recently been re-scheduled to begin March 1996.)

     3. Although there was an increase in rents receivable from delinquent tenants, the Partnership's rental income (billed -- but not necessarily collected) on an overall basis was $24,000 higher than budgeted. This increase was reflective of percentage rents either accrued or received from "non-delinquent" tenants.

     Despite the delinquent rent and higher than budgeted restoration expenses, increased rental income enabled the Partnership to meet its budgeted distribution for this quarter.


PROPERTY SUMMARY

VACANCIES

     At September 30, 1995, the Partnership had one (1) vacancy; the Porterhouse
restaurant in Chicago, Illinois.                                     -----------

Porterhouse:  Chicago, Illinois
-------------------------------

     As previously communicated, the Partnership took possession of this property as a result of several past problems with rental delinquencies and bankruptcy issues. Currently we are continuing our leasing efforts with a prospective tenant for this property.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME FUND L.P.
November 15, 1995
Page 3


RENTS RECEIVABLE

     At September 30, 1995, the Partnership had a delinquent rents receivable balance of $27,000 compared to $101,000 at September 30, 1994. This quarter's delinquent tenants are as follows:

Hardee's, Fond du Lac, Wisconsin
--------------------------------

     Terratron, Inc., tenant of the Hardee's restaurant in Fond du Lac, Wisconsin, continues to be delinquent with their rental payments. According to a mutual rent deferral agreement, a total catch-up payment was to received by September 1995 -- which did not occur. At September 30, 1995, this tenant had a rent receivable balance due in the amount of $6,000.

     We continue to monitor Terratron, Inc. very closely as it appears this tenant's cash flow problems may be a result of Hardee's "concept" issues and related sales difficulties. Currently we are awaiting a new rent deferral proposal for 1996.

Popeye's, Chicago, Illinois
---------------------------

     At quarter-end, Bysom Enterprises was  1/2 month behind on its seven (7)
Popeye's restaurants, totalling $21,000.   Although this tenant is making
efforts to cure this delinquency, they still remain behind with their rental payments.

     We are aggressively working with Bysom Enterprises to resolve their delinquencies as this tenant has demonstrated a history of rental payment problems for the Partnership. Most recently, the tenant has informed the Partnership that they are experiencing cash flow problems due to real estate taxes.


ADVISORY BOARD
--------------

     The ninth Advisory Board meeting was held on October 31 and November 1,
1995.   The new Board members who replaced Mr. Edward Dytko (DiVall 3), Mr.
Joseph Jianos (B/D) and Mr. Richard Leighton (DiVall 1) (whose terms expired September 30, 1995) were given a comprehensive orientation of the Partnerships' affairs. The new Board members are as follows:

     . DR. ALBERT ESCHEN was nominated by the Limited Partners and selected to represent DiVall Income Properties 3 Limited Partnership (DiVall 3) and will serve a two (2) year term.

     . MR. TODD WITTHOEFT was nominated and selected by the selling broker firms of the DiVall Insured Income Fund, DiVall Insured Income Properties 2, and DiVall Income Properties 3 Limited Partnerships. Mr. Witthoeft accepted the position on the Board as a representative of the brokerage community (B/D) and will serve a two (2) year term.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME FUND L.P.
November 15, 1995
Page 4


     . MR. GERHARD ZOLLER was nominated by the Limited Partners and selected to represent DiVall Insured Income Fund Limited Partnership (DiVall 1) and will serve a two (2) year term.

     The members carrying over from the prior Board include Mr. Michael Bloom, representing DiVall Insured Income Properties 2 Limited Partnership (DiVall 2), and Mr. Robert Bourne, representing the real estate limited partnership industry. Both will serve an additional one (1) year term.

     For further information regarding the new Advisory Board members, please refer to the enclosed biographical summaries.

     Representatives from Arthur Andersen LLP and Popham, Haik, Schnobrich & Kaufman, Ltd. were also in attendance at this meeting. Primary topics of discussion included Analysis of Future Strategies for Partnership Operations or Disposition; Former G.P. Affiliate Litigation; Third Quarter 1995 10-Q Review; Overview of Funds; Results of Fund Operations for the Third Quarter of 1995; Property Disposition Updates; Restoration Updates; and 1995 Independent Audit and Partnership Tax Preparation.


RESTORATION

     Since early 1993, when we began our restoration efforts for the Partnerships, there has been much activity and information that we have been unable to report to you due to discovery issues surrounding the former G.P. affiliate litigation.

     With almost 2 1/2 years into the process, we felt it appropriate at this time to recap some of the events that have played a significant role or are important to note. Below you will find a chronology of such events:

     . February 1993 TPG, Inc. elected as Permanent Manager of the ------------- Partnerships.

     .  March 1993     TPG, Inc. established office in Madison, Wisconsin,
        ----------     exclusively for the management of the Partnerships and
                       records.

     .  March 1993     Partnerships filed formal complaint against Ernst &
        ----------     Young.

     .  May 1993       TPG, Inc. elected as General Partner of the Partnerships.
        --------

     .  June 1993      Public Partnerships' Advisory Board created for
        ---------      oversight and governance.

     .  July 1993      Nineteen (19) Private Partnerships filed for Chapter 11
        ---------      Bankruptcy --forcing plans of reorganization.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME FUND L.P.
November 15, 1995
Page 5


     .  December 1993   Recoveries received by the Partnerships during 1993 -
        -------------   $4,400.

     .  February 1994   Partnerships filed formal complaint against Quarles &
        -------------   Brady.

     .  March 1994      The Partnership filed a complaint in U.S. District
        ----------      Court for the Western District of Missouri against
                        Boatmen's First National Bank of Kansas City.

     .  July 1994       Popham, Haik, Schnobrich & Kaufman, Ltd. replaced Foley
        ---------       & Lardner as the Partnerships' legal counsel for the
                        Ernst & Young and Quarles & Brady lawsuit.

     .  December 1994   Recoveries received by the Partnerships during 1994 -
        -------------   $494,000.

     .  August 1995     Over the objection of the Partnerships, the Judge
        -----------     granted Ernst & Young and Quarles & Brady their request
                        for a continuance -- moving trial date from January 1996 to March 1996.

     . September 1995 Recoveries received by the Partnerships in 1995 through -------------- September 1995 - $144,900.

     .  March 1996      Scheduled trial date for Ernst & Young and Quarles &
        ----------      Brady lawsuit.


     Although these highlighted events are important, they are not an all-inclusive list of the significant events that have occurred in this process of recovery. As previously stated, other events specific to the upcoming trial are currently not available for disclosure.

     To the best of our knowledge there have been no formal indictments brought against the former general partners at this time. It is our understanding that investigations being conducted by the Wisconsin Attorney General's Office, Securities and Exchange Commission and the United States Post Office are continuing.

     As the Partnerships approach the final phase of preparing for the upcoming trial against Ernst & Young and Quarles & Brady, we continue to be aggressive in our efforts at representing your best interests throughout this entire recovery process.


RETURN OF CAPITAL

     The following table has been updated to illustrate the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended December 31, 1986 through September 30, 1995.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME FUND L.P.
November 15, 1995
Page 6


                                                  DISTRIBUTION     CAPITAL
                                                    ANALYSIS       BALANCE
                                                  -------------  ------------

     Original Capital Balance                           -        $25,000,000
     Cash Flow From Operations Since Inception    $ 15,617,668        -
     Total Distributions Since Inception           (17,381,740)       -
                                                  ------------

     (Return) of Capital                          $ (1,764,072)   (1,764,072)
                                                  ============   -----------

     "NET" REMAINING INITIAL INVESTMENT
          BY ORIGINAL PARTNERS                          -        $23,235,928
                                                                 ===========


QUESTIONS & ANSWERS

     1.   WHEN CAN I EXPECT TO RECEIVE MY SCHEDULE K-1 FOR 1995?

          . Our current schedule for mailing all 1995 Schedule K-1's for your Partnership and its affiliated partnerships is by no later than February 28, 1996.

     2.   WHAT ARE THE 1996 PROJECTIONS FOR DISTRIBUTIONS?

          . Final 1996 budgets for the Partnership, including distribution projections, will be completed by year-end. These projections will be included in your next correspondence for the fourth quarter -- mailing date of February 15, 1996.

     3. WHEN WILL 1995 PER UNIT VALUES BE AVAILABLE FOR MY INVESTMENT IN THE PARTNERSHIP?

          . The Partnership's 1995 "year-end" valuation information is tentatively scheduled to be available by March 1996. We will include this information in our 1995 Annual Reports which we plan to mail by April 1996.

               TO BETTER UNDERSTAND THE CONCEPT OF THE TERM VALUE, WE ENCOURAGE YOU TO ONCE AGAIN READ THE ENCLOSED COPY OF THE APRIL 28, 1995 CORRESPONDENCE WHICH ACCOMPANIED YOUR 1994 ANNUAL REPORT.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME FUND L.P.
November 15, 1995
Page 7


     4. IF MY INVESTMENT IS CURRENTLY REGISTERED WITH A CUSTODIAN AND I WISH TO CHANGE MY CUSTODIAN, WHAT DO I NEED TO DO?

          . In order to change account registrations held by a custodian, we require transfer documents provided and completed by the custodians along with a $25 transfer fee made payable to DiVall Insured Income Fund Limited Partnership.

               Although we do not specifically provide recommendations of custodians for accounts, it is our understanding that many major brokerage firms will also act as custodians in addition to many financial institutions or banks.

     Your next scheduled distribution correspondence for the Fourth Quarter of 1995 will be mailed on February 15, 1996. If you have any questions or need additional information, please call Investor Relations at 1-800-547-7686 or 1-608-829-2992.

                              Sincerely,
                              THE PROVO GROUP, INC.


                              By: /s/ Brenda Bloesch
                                  ____________________________________
                                  Brenda Bloesch
                                  Director of Investor Relations


                              By: /s/ Kristin Atkinson
                                  ____________________________________
                                  Kristin Atkinson
                                  Vice President - Finance and Administration

Enclosures

 -----------------------------------------------------------------------------------------------------------------------------------
                                                    DIVALL INSURED INCOME FUND L.P.
                                               STATEMENTS OF INCOME AND CASH FLOW CHANGES
                                          FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                            PROJECTED       ACTUAL        VARIANCE      PROJECTED
                                                                           ---------------------------------------------------------
                                                                               3RD            3RD                          4TH
                                                                             QUARTER        QUARTER        BETTER        QUARTER
  OPERATING REVENUES                                                         09/30/95       09/30/95       (WORSE)       12/31/95
                                                                            ---------    -----------      ---------    ----------
    Rental income                                                           $ 465,950      $ 490,313      $  24,363     $ 471,950
    Direct financing interest                                                   6,900          6,923             23         6,600
    Interest income                                                             4,500          5,472            972         4,500
    Other income                                                                    0            991            991             0
                                                                            ---------      ---------      ---------     ---------
  TOTAL OPERATING REVENUES                                                  $ 477,350      $ 503,699      $  26,349     $ 483,050
                                                                            ---------      ---------      ---------     ---------
  OPERATING EXPENSES
    Insurance                                                               $   4,500      $   4,540      $     (40)    $   4,500
    Management fees                                                            22,200         20,861          1,339        22,200
    Restoration fees                                                                0             67            (67)            0
    Overhead allowance                                                          1,845          1,845              0         1,845
    Advisory Board                                                              3,200          4,427         (1,227)        3,200
    Administrative                                                             13,825          8,005          5,820        16,625
    Professional services                                                         300            953           (653)          300
    Releasing Commissions                                                           0         16,154        (16,154)            0
    Auditing                                                                   12,000         12,000              0        12,000
    Legal                                                                      15,000          3,272         11,728        15,000
    Real Estate Taxes                                                               0              0              0        45,000
    Defaulted tenants                                                           3,000          4,642         (1,642)        3,000
                                                                            ---------      ---------      ---------     ---------
  TOTAL OPERATING EXPENSES                                                  $  75,870      $  76,766      $    (896)    $ 123,670
                                                                            ---------      ---------      ---------     ---------
  INTEREST EXPENSE                                                          $  28,500     $   27,978      $     522     $  28,500
                                                                            ---------      ---------      ---------     ---------
  INVESTIGATION AND RESTORATION EXPENSES                                    $  16,000      $  41,326      $ (25,326)    $  16,000
                                                                            ---------      ---------      ---------     ---------
  NON-OPERATING EXPENSES
    Depreciation                                                            $  93,000      $  89,830      $   3,170     $  92,700
    Amortization                                                                  675            663             12           675
                                                                            ---------      ---------      ---------     ---------
  TOTAL NON-OPERATING EXPENSES                                              $  93,675      $  90,493      $   3,182     $  93,375
                                                                            ---------      ---------      ---------     ---------
  TOTAL EXPENSES                                                            $ 214,045      $ 236,563      $ (22,518)    $ 261,545
                                                                            ---------      ---------      ---------     ---------
  NET INCOME                                                                $ 263,305      $ 267,136      $   3,831     $ 221,505

  OPERATING CASH RECONCILIATION:                                                                           VARIANCE
                                                                                                          ---------
    Depreciation and amortization                                              93,675         90,493         (3,182)       93,375
    (Increase) Decrease in current assets                                       9,364        (85,439)       (94,803)      (13,738)
    Increase (Decrease) in current liabilities                                 (5,696)        46,725         52,421        87,433
    Increase (Decrease) in G.P. distribution                                   (1,053)        (1,083)           (30)         (886)
    Cash reserved for 3rd quarter payables                                      5,000         25,000         20,000       (50,000)
                                                                            ---------      ---------      ---------     ---------
  Net Cash Provided From Operating Activities                               $ 364,595      $ 342,832      $ (21,763)    $ 337,689
                                                                            ---------      ---------      ---------     ---------
  CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Payments received from affiliated partnerships                                  0          3,501          3,501             0
    Recoveries from former G.P. affiliates                                          0          1,672          1,672             0
    Principal received on equipment leases                                     12,030          5,697         (6,333)       12,360
    Principal payments received on notes receivable                                 0            667            667             0
    Principal payments on mortgage notes                                       (1,380)        (2,669)        (1,289)       (1,418)
                                                                            ---------      ---------      ---------     ---------
  Net Cash Provided from Investing And Financing
    Activities                                                              $  10,650      $   8,868      $  (1,782)    $  10,942
                                                                            ---------      ---------      ---------     ---------
  Total Cash Flow For Quarter                                               $ 375,245      $ 351,700      $ (23,545)    $ 348,631

  Cash Balance Beginning of Period                                            668,981        876,657        207,676       689,226
  Less 2nd quarter distributions paid 8/95                                   (350,000)      (480,000)      (130,000)     (350,000)
  Plus cash reserved above for payables and future distributions               (5,000)       (25,000)       (20,000)       50,000
                                                                            ---------      ---------      ---------     ---------
  Cash Balance End of Period                                                $ 689,226      $ 723,357      $  34,131     $ 737,857

  Cash reserved for 3rd quarter L.P. distributions                           (350,000)      (350,000)             0      (350,000)
  Cash reserved for payment of payables                                      (200,000)      (240,000)       (40,000)     (260,000)
                                                                            ---------      ---------      ---------     ---------
  Unrestricted Cash Balance End for Period                                  $ 139,226      $ 133,357      $  (5,869)    $ 127,857
                                                                            =========      =========      =========     =========
------------------------------------------------------------------------------------------------------------------------------------
                                                                            PROJECTED        ACTUAL        VARIANCE      PROJECTED
                                                                           ---------------------------------------------------------
* Quarterly Distribution                                                    $ 350,000      $ 350,000      $       0     $ 350,000
  Mailing Date                                                               11/15/95      (enclosed)         --          2/15/96
-----------------------------------------------------------------------------------------------------------------------------------
* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR                     DIVALL INSURED INCOME FUND L.P.
DISCUSSION PURPOSES                     1995 PROPERTY SUMMARY
                                    AND RELATED ESTIMATED RECEIPTS

----------------------------------------------
 ORIGINAL EQUITY                  $25,000,000
 NET DISTRIBUTION OF CAPITAL
  SINCE INCEPTION                 $ 1,764,072
                                  -----------
 CURRENT EQUITY                   $23,235,928
----------------------------------------------

PORTFOLIO

                                     -------------------------------   ---------------------------------------------
                                               REAL ESTATE                              EQUIPMENT
                                     -------------------------------   ---------------------------------------------
---------------------------------                  BASE         %        LEASE                 LEASE*       %*
CONCEPT          LOCATION               COST       RENT       YIELD    EXPIRATION    COST     RECEIPTS    RETURN
---------------------------------    -------------------------------   ---------------------------------------------
CHI CHI'S        GRAND FORKS, ND       984,801    128,700    13.07%
CHI CHI'S        EAU CLAIRE, WI      1,042,730    136,260    13.07%

VACANT LAND      COL. SPRINGS, CO      356,549          0     0.00%

DENNY'S **       GLENDALE, AZ        1,105,926    102,000     9.22%                  68,744          0     0.00%
DENNY'S **       SCOTTSDALE, AZ      1,051,157    108,000    10.27%                  40,553          0     0.00%
DENNY'S **       MESA, AZ            1,028,036    104,000    10.12%                  39,218          0     0.00%
DENNY'S **       PEORIA, AZ          1,105,926    100,000     9.04%                  58,781          0     0.00%
BW--III          HOPKINS, MN           795,050     66,000     8.30%     1/15/2000   190,000     37,860    19.93%
DENNY'S          BEAVER DAM, WI        659,299     66,000    10.01%     3/31/2000   190,000     37,860    19.93%

FAZOLI'S         DES MOINES, IA        565,476     45,500     8.05%                  39,600          0     0.00%

HARDEE'S         FOND DU LAC, WI     1,026,931    129,780    12.64%

POPEYE'S         CHICAGO, IL           473,968     63,180    13.33%
POPEYE'S         CHICAGO, IL           610,893     81,420    13.33%
POPEYE'S         CHICAGO, IL           484,501     64,620    13.34%
POPEYE'S         CHICAGO, IL           610,893     81,420    13.33%
POPEYE'S         CHICAGO, IL           437,105     58,260    13.33%
POPEYE'S         CHICAGO, IL           631,958     84,180    13.32%
POPEYE'S         CHICAGO, IL           579,295     77,280    13.34%

PORTERHOUSE      CHICAGO, IL           905,807          0     0.00%

TACO CABANA      ARLINGTON, TX       1,474,569    108,000     7.32%
TACO CABANA      DALLAS, TX          1,369,243    108,000     7.89%
TACO CABANA      DALLAS, TX          1,257,596    108,000     8.59%
TACO CABANA      DALLAS, TX          1,308,153    108,000     8.26%
---------------------------------  --------------------------------   ---------------------------------------------

---------------------------------  --------------------------------   ---------------------------------------------
PORTFOLIO TOTALS (23 Properties)    19,865,862  1,928,600    9.71%                  626,896     75,720    12.08%
---------------------------------  --------------------------------   ---------------------------------------------


OUTSTANDING DEBT
                                   --------------------------------             --------------------------------
                                        AMOUNT    ANNUAL    CURRENT                  AMOUNT    ANNUAL    CURRENT
---------------------------------        OWED      DEBT    INTEREST                   OWED      DEBT    INTEREST
MORTGAGED PROPERTIES                   9/30/95   SERVICE     RATE                   9/30/95   SERVICE     RATE
---------------------------------  --------------------------------             --------------------------------
---------------------------------
DENNY'S          HOPKINS, MN           110,273     14,783   11.50%                  183,787     24,637   11.50%
DENNY'S          BEAVER DAM, WI         72,525      8,726    9.50%                  181,947     21,514    9.50%
MULTIPLE STORES  AZ, TX                600,000          0    8.50%
---------------------------------   -------------------------------              -------------------------------

---------------------------------   -------------------------------              -------------------------------
TOTALS                                 782,797     23,509      --                   365,734     46,151      --
---------------------------------   -------------------------------              -------------------------------

---------------------------------   --------------------------------             --------------------------------
NET AFTER DEBT                      19,083,065  1,905,091    9.98%                  261,162     29,569   11.32%
---------------------------------   --------------------------------             --------------------------------

*  A portion of the amounts disclosed include a return of principal.
** Rent is based on 12.5% of monthly sales. Rent projected for 1995 is based on 1994 sales levels.










PORTFOLIO

                                    ----------------------------------   ------------------
                                                  TOTALS                        TOTAL %
                                    ----------------------------------     ON 23,235,928
---------------------------------                                              EQUITY
CONCEPT          LOCATION            INVESTED    RECEIPTS*   RETURN*            RAISE
---------------------------------   ----------------------------------   ------------------
CHI CHI'S        GRAND FORKS, ND       984,801    128,700    13.07%
CHI CHI'S        EAU CLAIRE, WI      1,042,730    136,260    13.07%

VACANT LAND      COL. SPRINGS, CO      356,549          0     0.00%

DENNY'S **       GLENDALE, AZ        1,174,670    102,000     8.68%
DENNY'S **       SCOTTSDALE, AZ      1,091,710    108,000     9.89%
DENNY'S **       MESA, AZ            1,067,254    104,000     9.74%
DENNY'S **       PEORIA, AZ          1,164,707    100,000     8.59%
BW--III          HOPKINS, MN           985,050    103,860    10.54%
DENNY'S          BEAVER DAM, WI        849,299    103,860    12.23%

FAZOLI'S         DES MOINES, IA        605,076     45,500     7.52%

HARDEE'S         FOND DU LAC, WI     1,026,931    129,780    12.64%

POPEYE'S         CHICAGO, IL           473,968     63,180    13.33%
POPEYE'S         CHICAGO, IL           610,893     81,420    13.33%
POPEYE'S         CHICAGO, IL           484,501     64,620    13.34%
POPEYE'S         CHICAGO, IL           610,893     81,420    13.33%
POPEYE'S         CHICAGO, IL           437,105     58,260    13.33%
POPEYE'S         CHICAGO, IL           631,958     84,180    13.32%
POPEYE'S         CHICAGO, IL           579,295     77,280    13.34%

PORTERHOUSE      CHICAGO, IL           905,807          0     0.00%

TACO CABANA      ARLINGTON, TX       1,474,569    108,000     7.32%
TACO CABANA      DALLAS, TX          1,369,243    108,000     7.89%
TACO CABANA      DALLAS, TX          1,257,596    108,000     8.59%
TACO CABANA      DALLAS, TX          1,308,153    108,000     8.26%
---------------------------------  --------------------------------   ------------------

---------------------------------  --------------------------------   ------------------
PORTFOLIO TOTALS (23 Properties)    20,492,758  2,004,320    9.78%                 8.63%
---------------------------------  --------------------------------   ------------------


OUTSTANDING DEBT
                                   ------------------------
                                       AMOUNT     ANNUAL
---------------------------------       OWED       DEBT
MORTGAGED PROPERTIES                   9/30/95    SERVICE
---------------------------------  ------------------------
DENNY'S          HOPKINS, MN           294,060     39,420
DENNY'S          BEAVER DAM, WI        254,472     30,240
MULTIPLE STORES  AZ, TX                600,000          0
-------------------------------    ------------------------

---------------------------------   -----------------------
TOTALS                               1,148,531     69,660
---------------------------------   -----------------------

---------------------------------   --------------------------------  ------------------
NET AFTER DEBT                      19,344,227  1,934,660    10.00%                8.33%
---------------------------------   --------------------------------  ------------------


                           BIOGRAPHICAL SUMMARY FOR
                               ALBERT H. ESCHEN

CURRENT POSITION: Dr. Eschen has been an optometrist for 46 years and currently shares the profession with one of his sons. Dr. Eschen is also employed by New York City's Department of Health.

EXPERIENCE: Prior business background and experience include partnerships or personal investments in Crown Nursing Home; Coronet Nursing Home; and Sands Hotel & Casino.

AFFILIATIONS: Dr. Eschen is presently a member of the American Optometry Association and is a member of the Board of Directors Illinois College
Alumni Association. Dr. Eschen was past-President of the Brooklyn Optometric Society and was the FIRST optometrist to be appointed to New York City's Department of Health.

PERSONAL: Dr. Eschen and his wife have residencies in Florida, New York, and Vermont. He has two children, one son is his partner in the profession of optometry and the other son was a Former Attorney General in Vermont who was recently appointed to the Department of Justice. Dr. Eschen graduated from Brooklyn College and Illinois College of Optometry. He received honorary degrees for Doctor of Ocular Science and Fellow International College of Ocular Science.

                           BIOGRAPHICAL SUMMARY FOR
                               D. TODD WITTHOEFT

CURRENT POSITION: Mr. Witthoeft currently serves as Vice-President at Calton & Associates, Inc., the fourth largest investment firm in Tampa, Florida. With over 400 clients, Mr. Witthoeft has been an investment broker for over ten (10) years including eight (8) years with Calton & Associates, Inc. Mr. Witthoeft is a Senior Options Principal and General Principal and was one of the original founders of this firm. Additionally, he oversees broker training and compliance.

EXPERIENCE: While at Calton & Associates, Inc., Mr. Witthoeft was an instructor at Daytona Beach Community College where he taught a personal financial planning course. He presently is teaching a similar course throughout the public library system.

Mr. Witthoeft also serves as part of the Calton & Associates, Inc. Due Diligence Committee. This committee reviews the structure of public and private limited partnerships prior to their offering to any client of Calton & Associates, Inc.

Mr. Witthoeft holds the following securities licenses: Options Principal, Licensed Life Insurance Agent - series 4; General Securities Representative - series 7; General Securities Principal - series 24; and State Agent - series 63.

AFFILIATIONS: Mr. Witthoeft is a member of the Tampa Rotary and serves as International Services Chairperson.

PERSONAL: Mr. Witthoeft currently resides in Land O'Lakes, Florida. He has a Bachelor of Science Degree from Illinois State University.

                           BIOGRAPHICAL SUMMARY FOR
                               GERHARD H. ZOLLER

CURRENT POSITION: Mr. Zoller currently is involved in special training projects at J.H. Findorff & Son, Inc., a leading construction firm in Wisconsin.
Mr. Zoller has worked for this company for 27 years.

EXPERIENCE: Mr. Zoller served as President for J.H. Findorff & Son, Inc. from 1979-1989 and then as Chairman of the Board from 1990-1993. Prior business background and experience include positions as Project Manager, Estimator and Chief Executive. Mr. Zoller has been actively managing personal investments for over 25 years including numerous real estate limited partnerships.

AFFILIATIONS:  Mr. Zoller is a member of the Rotary Club.

PERSONAL: Mr. Zoller and his wife reside in Poynette, Wisconsin. He received a Master's Degree in Civil Engineering and a Master's Degree in Business.